Exhibit 10.17

February 24, 2014

Mr. John Coletta

4937 Valkyrie

Boulder, CO 80121

Dear John:

This letter agreement (the “Agreement”) is entered into effective as of the date shown above (the “Effective Date”) between John Coletta (the “Executive”) and Einstein Noah Restaurant Group, Inc., its affiliates and its successors and assigns (the “Company”).

The Board of Directors of the Company (the “Board”) recognizes the importance of continuity of management during and following the exploration of strategic alternatives by the Company. The Board has authorized the Company to enter into this Agreement with the Executive, consistent with agreements previously entered into with other executive officers of the Company, to set forth the compensation and benefit arrangements and obligations of the Company to the Executive as an inducement to the Executive to continue in the employ of the Company in the event the Board elects to explore strategic alternatives in the future. The term of this Agreement commences as of the Effective Date and shall remain in effect while the executive is employed by Einstein Noah Restaurant Group, unless modified or terminated by mutual agreement of the parties to this Agreement.

The Company and the Executive agree as follows:

1.	Stock Options, Restricted Stock Units (RSUs) and Other Equity Awards. Notwithstanding any provision of the Company’s 2011 Omnibus Incentive Plan, as amended from time to time (the “Omnibus Plan”), the Company’s Executive Employee Incentive Plan or any other equity plan or any award agreement to the contrary, immediately prior to the consummation of a Change in Control (as defined below) the following shall apply:

a.	All outstanding stock options, if any, shall immediately become fully vested (and to the extent applicable, all performance conditions shall be deemed satisfied). The options shall remain exercisable by the Executive for a period of two years following the date of the Executive’s Qualifying Termination (as defined below) or, if earlier, the expiration date of the option (as if the Executive’s employment did not terminate). The Company shall retain the authority, in its sole discretion, to provide the Executive with a cash payment in exchange for the cancellation of any option, equal to the excess, if any, of the fair market value of a share of stock immediately prior to the Change in Control and the per share exercise or grant price of the option, multiplied by the number of shares of stock then covered by the award.

b.	All outstanding restricted stock units and other equity awards that are not vested shall immediately become fully vested and payable (subject to compliance with Section 409A) regardless of whether all vesting conditions relating to the length of service, attainment of performance goals, or other conditions have been satisfied. The Company shall retain the authority to provide the Executive with a lump-sum cash payment (subject to compliance with Section 409A) in exchange for the cancellation of any such award, equivalent to the fair market value of the equivalent number of shares of common stock of the Company underlying the award of the Executive.

2.

Transaction Success Bonus. In the event of a Change in Control and provided the Executive remains continually employed by the Company from the Effective Date through the consummation of a Change in Control (the “Transaction Success Date”), then the Company shall pay a lump sum cash payment to the Executive not later than the 30th day following the Transaction Success Date, a one-time bonus (the “Transaction Success Bonus”), in the amount of $75,000, or if the consideration received by the Company equals or exceeds the first level of target consideration (tbd), but not the second level (tbd) as disclosed to the Executive, the amount of the Transaction Success Bonus shall be $200,000, or if the consideration received by the Company equals or exceeds the second level(tbd) of target consideration as disclosed to the Executive, the amount of the Transaction Success Bonus shall be $300,000. Notwithstanding the foregoing, if the Executive’s continuous employment with the Company is terminated prior to the Transaction Success Date (a) by the Company without Cause (as defined below) or (b) by the Executive for Good Reason (as defined below), the Company shall pay the Transaction Success Bonus to the Executive upon consummation of a Change in Control at the time and in the amount the Executive would otherwise receive if the Executive had remained continuously employed by the Company on that date.

3.	Severance Payments and Benefits. If on or within 24 months following the consummation of a Change in Control, the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason (each a “Qualifying Termination”), in addition to all accrued but unpaid salary and accrued vacation and unused paid time off, or PTO, the Company shall provide to the Executive a lump sum cash payment as set forth in (a) below, the continued benefits as set forth in (b) below, and the outplacement services set forth in (c) below.

a.	Severance Payment. The Company shall provide a lump sum cash severance payment determined as the sum of (i) two times the Executive’s then current base salary, plus (ii) one times the Executive’s target bonus for the year of the Qualifying Termination or, if greater, the calendar year of the consummation of the Change in Control (in no event less than the target bonus amount in effect as of the Effective Date), plus (iii) a pro rata portion of one times the Executive’s target annual bonus in effect on the date of the Qualifying Termination under any then current incentive bonus plan, in an amount determined by taking into account the number of months of the Executive’s service completed with the Company as of the date of the Qualifying Termination (collectively the “Severance Payment”).

b.	Executive Benefits. The Executive will continue to have access to coverage under the Company’s medical, dental, vision, and prescription drug plan (if and as such plans then exist) for a period equal to the COBRA period under Section 4980B of the Code. The continuing coverage will be the same coverage that the Executive had at the time of the Qualifying Termination, subject to any changes to the Company’s benefit plan that affect then current employees. The Executive’s cost shall be the same as the cost of an eligible active employee throughout the coverage period. In addition, the Executive shall be eligible to continue life insurance benefits for a period of the same length that are no less favorable than those to which the Executive and his or her spouse and eligible dependents were receiving immediately prior to the date of the Qualifying Termination. The Executive may be required to complete any administrative forms and comply with any applicable COBRA rules and procedures as determined by the Company or its delegate. The benefits described in this Section 3(b) collectively, the “Continued Benefits.”

c.	Outplacement. The Company shall make available to the Executive through Right Management or the Company’s then current career placement and counseling service provider executive level career placement and counseling services at the Company’s expense for a period of 18 months or, if earlier, the first acceptance by the Executive of an offer of employment; provided, however, the Executive may select a different career placement provider at the Company’s expense for placement services in an amount not to exceed the cost to the Company of similar services provided through Right Management.

d.	No Mitigation. The Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to pay Severance Payments or provide benefits to the Executive under this Agreement.

4.	Time and Form of Payments and Benefits. Subject to the execution by the Executive of the release and waiver described below and the expiration of the revocation period, the amount of any Transaction Success Bonus shall be paid in accordance with Section 2 of this Agreement and the Severance Payment shall be paid by the Company to the Executive on the first day the release and waiver of all claims set forth on Exhibit A becomes irrevocable and within 28 days following the date of the Executive’s “separation from service” (as determined consistent with the requirements of Section 409A); provided, however, if this 28-day period begins in one calendar year and ends in a later calendar year, the payment will be made in the later calendar year on a date determined by the Company within the 28-day period. The Continued Benefits and outplacement benefits shall be provided as set forth above.

5.	Covenants.

a.	Covenants of the Company. In order to induce the Executive to remain in the employ of the Company and in consideration of the covenants of the Executive set forth in subsection (b) hereof, the Company agrees to provide (i) all payments and benefits as set forth in this Agreement and (ii) a mutual release and indemnification to the Executive in the form set forth on Exhibit A, which is incorporated herein by reference.

b.	Covenants of the Executive. In consideration of the payments and benefits to be provided by the Company to the Executive pursuant to this Agreement, the Executive hereby agrees to provide a mutual release and to comply with the confidentiality and non-solicitation provisions in the form set forth on Exhibit A, which is incorporated herein by reference.

The attached Exhibit A is a form of Mutual Release, Indemnification, Confidentiality and Non-Solicitation agreement. Following the Executive’s termination of employment pursuant to the terms of this Agreement, and prior to payment of any amounts or benefits hereunder, the Executive and the Company agree to execute an agreement substantially in the form of Exhibit A.

6.	Taxes and Section 409A. The Company shall be entitled to withhold from any payments any amount of withholding required by law. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until the Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

7.	Release and Waiver. The obligation of the Company to pay the Transaction Success Bonus, the Severance Payment and to provide the Continued Benefits and outplacement benefits set forth in this Agreement is conditioned upon the Executive executing and not revoking a release of all claims in the form shown on Exhibit A, which is incorporated herein by reference and is acceptable to the Company and the Executive.

8.	Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the state of Colorado, without reference to rules relating to conflicts of law.

9.	Effect on Prior Agreements. Except for provisions in the offer letter agreement between the Executive and the Company that are not affected by this Agreement and amendments to this Agreement, this Agreement contains the entire understanding between the Company and the Executive and supersedes in all respects any prior or other agreements or understandings between the Company and the Executive.

10.	Amendment and Termination. This Agreement may only be amended or terminated by written agreement of the Company and the Executive.

11.	Definitions. For purposes of this Agreement, the following definitions shall apply:

“Cause” means and shall be deemed to have occurred as defined in the Omnibus Plan.

“Change in Control” means and shall be deemed to have occurred as defined in the Omnibus Plan.

“Code” means the Internal Revenue Code of 1986, as amended and all applicable regulations and guidance thereunder.

“Good Reason” means one or more of the following conditions arising on or after the Effective Date with respect to the Transaction Success Bonus or on or after a Change in Control during the Term without the consent of the Executive (i) a material reduction in the Executive’s base salary and target bonus amount as in effect immediately prior to the Change in Control, (ii) a material diminution in the Executive’s authority, duties or responsibilities, (iii) the requirement by the Company or the surviving company that the Executive report to any person instead of reporting directly to the Chief Executive Officer of the Company or the surviving company, (iv) a material diminution in the budget over which the Executive retains authority, (v) the requirement by the Company or the surviving company that the Executive relocate the Executive’s principal work location to a location more than 50 miles from where the Executive’s office is located immediately prior to the Change in Control, except for required travel on Company business to an extent substantially consistent with the business travel obligations of the Executive prior to the Change in Control, or (vi) any other material breach by the Company or the surviving company of any material provision of this Agreement. The Executive must provide written notice to the Company within 90 days of the initial existence of the condition, upon the notice the Company will have a period of 30 days during which it may remedy the condition and not be required to pay the Severance Payments or provide the benefits.

“Section 409A” means section 409A of the Code and all applicable regulations and other guidance thereunder.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement in one or more counterparts on the dates set forth below, to be effective as of the Effective Date.

Einstein Noah Restaurant Group, Inc. the Company	John Coletta the Executive

/s/ Jeffrey J. O’Neill	/s/ John Coletta
Jeffrey J. O’Neill	John Coletta
President and Chief Executive Officer
Date: February 20, 2014	Date: February 24, 2014

EXHIBIT A

Form of

Mutual Release, Indemnification, Confidentiality and Non-Solicitation Provisions

1.	Mutual Release. The Executive, for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of him, including, without limitation, his counsel (all of whom are collectively referred to as “Executive Releasers”), and the Company, its parents, divisions, subsidiaries, affiliates, and each of their past and present officers, agents, directors, executives, shareholders, independent contractors, attorneys and insurers (all of whom are collectively referred to as “Company Releasers), hereby fully and forever release and discharge each other of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that each Releaser, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date of execution of this Agreement, including but not limited to, any claim in connection with the Executive’s employment relationship with the Company, or the termination thereof, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, that may be legally waived and released such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act; EXCEPT for the rights and obligations created by this Agreement AND EXCEPT for any vested rights under any pension, retirement, profit sharing, health and welfare or stock option, or similar plan.

Each party hereby warrants that it or he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.

The Executive further warrants that except as he has reported to the Company before the Separation Date, he has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of any state.

The Executive further represents and warrants that he has been given at least 21 days to review and consider his rights and obligations under this Agreement (although he may voluntarily choose to sign this Agreement earlier) and he may revoke this Agreement within the seven (7) day period following his execution of this Agreement.

Each party specifically represents that it or he has had a full and fair opportunity to consult with counsel of its or his own choosing concerning the agreements, representations, and declarations set forth in this Agreement. Each party understands and agrees that by signing this Agreement it or he is giving up its or his right to bring any legal claim against the other party concerning, directly or indirectly, the Executive’s employment relationship with the Company, including the Executive’s separation from employment. Each party agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the other party, to include all actual or potential legal claims that one party may have against the other, except as specifically provided otherwise in this Agreement. Notwithstanding any other provision of this Agreement, this release shall not waive or in any way limit or otherwise affect the Executive’s rights, if any, to indemnification and/or defense in connection with any claim that may be asserted against the Executive as a consequence of his employment with the Executive, whether such rights arise under the Company’s articles of incorporation, bylaws, insurance contracts or otherwise. Specifically, the Company shall indemnify and hold the Executive harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, in the event the Executive was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person.

2. Protection of Trade Secrets and Confidential Information.

a.	Definition of “Confidential Information.” As used in this agreement, “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in Executive’s memory, or otherwise stored or recorded) relating to or arising from the Company’s business, including, without limitation, trade secrets used, developed or acquired by the Executive in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the details of the Company’s relationships with its distributors, contractors and vendors; nonpublic forms, contracts and other documents used in the Company’s business; all confidential information concerning the Company’s executives, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of proprietary computer software used in the Company’s business; and all other information concerning the Company’s concepts, prospects, customers, executives, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that (i) is now in or later enters the public domain through no wrongful act on the part of the Executive, (ii) was in possession of the Executive prior to receipt from the Company, (iii) is or was independently developed by the Executive without use of the Company’s confidential information, (iv) is furnished to others by the Company without restrictions similar to those herein on the right of the Executive to use or disclose such information, or (v) must be disclosed pursuant to requirements of law or valid legal process, provided that the Executive shall promptly notify the Company in advance of any such disclosure and reasonably cooperate in the Company’s attempts to maintain the confidentiality of its information at issue.

b.	Executive’s Use of Confidential Information. The Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly, for a period of three (3) years following the Effective Date: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity without the Company’s prior written consent.

c.	Acknowledgments. The Executive acknowledges that during the Executive’s employment with the Company, the Executive had access to Confidential Information, all of which was made accessible to the Executive only in strict confidence; that unauthorized disclosure of Confidential Information could damage the Company’s business; that Confidential Information could be susceptible to immediate competitive application by a competitor of the Company’s; that the Company’s business is, in part, dependent on access to and the continuing secrecy of Confidential Information; that certain Confidential Information is novel, unique to the Company and known only to the Executive, the Company and certain key executives and contractors of the Company; that the Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests.

d.	Records Containing Confidential Information. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. The Executive shall immediately deliver to the Company or its designee (and shall not keep in the Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Company property, whether tangible or intangible, in the Executive’s possession or control. The Executive understands and agrees that compliance with this paragraph may require that data be removed from the Executive’s personal computer or other electronic equipment. Consequently, upon written request from the Company, the Executive agrees to certify in writing to the Company that all Company Confidential Records previously existing on the Executive’s personal computer or other electronic equipment have been deleted and/or destroyed.

3.	Prohibition of Unfair Solicitation. During the 12 months following the Separation Date, the Executive shall not without the Company’s prior written consent, directly or indirectly cause or attempt to cause any executive, agent or contractor of the Company or any Company affiliate to terminate his or his employment, agency or contractor relationship with the Company or any Company affiliate; or interfere or attempt to interfere with the relationship between the Company and any executive, agent or contractor. Notwithstanding the forgoing, however, this paragraph shall not prohibit any entity with whom the Executive is employed or otherwise affiliated from soliciting or hiring any person so long as the Executive is not consulted concerning or otherwise involved, directly or indirectly, in such solicitation and/or hiring, nor shall this paragraph impose any liability upon any entity in the event that any person applies for or inquires concerning employment in response to any advertisement or other job posting, so long as the Executive is not consulted concerning or otherwise involved, directly or indirectly, in any aspect of the recruitment, evaluation or hiring of the person(s) in question.

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